Exhibit 19.1

noco-noco Inc.

INSIDER TRADING POLICY

This Policy confirms procedures which employees, officers and directors, customers and suppliers, and consultants of noco-noco Inc. (the “Company”) must follow with respect to transactions in the Company’s securities including its ordinary shares, options to purchase ordinary shares, preferred stock, bonds and other debt securities, convertible debentures, warrants and any other types of securities the Company may issue, as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to securities of the Company (collectively referred to in this Policy as “Company Securities”). The Company will not trade in Company Securities in violation of applicable securities laws or stock exchange listing standards. This Policy is subject to modification from time to time as the Board deems necessary or advisable.

1.	Prohibition Against Trading on Material Nonpublic Information

During the course of your service at the Company, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company Securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of “material” information include:

•	internal financial information which departs in any way from what the market would expect
•	changes in sales, earnings or dividends
•	an important financing transaction
•	stock splits or other transactions relating to Company Securities
•	mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets
•	major management changes
•	sales or purchases by the Company of its own securities
•	major litigation or regulatory developments
•	significant process or product developments
•	gain or loss of a major customer or supplier
•	major transactions with other companies or entities, such as joint ventures or licensing agreements
•	the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results
•	a major cybersecurity incident

Note that this list is merely illustrative and not exhaustive.

“Nonpublic” information is any information that has not yet been disclosed generally to the marketplace. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, issuance of a press release by the Company or announcement of the information in The Wall Street Journal or other news publication. Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Company Securities. For purposes of this Policy, a “Trading Day” shall mean any day on which the Nasdaq Stock Market is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the Nasdaq Stock Market is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in Company Securities until Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the Nasdaq Stock Market is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in Company Securities until Tuesday.

If you are aware of material nonpublic information regarding the Company you are prohibited from trading in Company Securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 of this Policy. You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Company Securities. Furthermore, if you are aware of material nonpublic information regarding the Company, you are prohibited from gifting Company Securities. Additionally, if you learn material nonpublic information about another company with which the Company does business, such as a supplier, customer or joint venture partner, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.

The policy against trading securities when in possession of material nonpublic information applies to all employees, officers and directors, customers and suppliers, and consultants of the Company as well as their family members. For purposes of this Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It also applies to former employees, officers and directors and their family members.

In addition, you and your family members may not, under any circumstances, trade options for, or sell “short,” Company Securities.

2.	Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that employees, officers and directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under Section 3 of this Policy and (iii) adoption of the plan was expressly authorized by a member of the Company’s Legal Department. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Note that trades made pursuant to Rule 10b5-1 plans by executive officers and directors must still be reported to the Company’s General Counsel pursuant to the second paragraph of Section 4 below. Additionally, insiders must report any modification or termination of a Rule 10b5-1 plan to the Company’s General Counsel within one business day of such modification or termination.

3.	Permitted Trading Periods for Non-Rule 10b5-1 Trades

Company executive officers and directors and all members of the Company’s Finance or Legal Departments, and their family members may only trade in or gift Company Securities during the period commencing three full Trading Days following a release of quarterly results and ending on the date that is fifteen Trading Days prior to the end of the subsequent quarter (the “Trading Window”). Nonetheless, as mentioned above, no trade or gift of Company Securities may be made during these Trading Windows if the person covered by this Policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.

From time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which some or all Company executive officers and directors are prohibited from trading in or gifting Company Securities.

The trading restrictions set forth in this Section 3 do not apply to any trades or gifts made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.

4.	Pre-clearance; Reporting Trades

In addition to complying with the prohibition on trading during scheduled and event-specific special blackout periods, the Company’s executive officers and directors must first obtain pre-clearance from the Company’s General Counsel before engaging in any transaction in Company Securities, including gifts. A request for pre-clearance should be submitted to the General Counsel at least 48 hours in advance of the proposed transaction. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within 48 hours of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

We require that all executive officers and directors submit to the Company’s General Counsel a copy of any trade order or confirmation relating to the purchase, sale or gift of Company Securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as the Company’s.

5.	Hedging Transactions

Hedging transactions may insulate you from upside or downside price movement in Company Securities which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, you and your family members may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities, including the purchase or sale of puts or calls or the use of any other derivative instruments.

6.	Margin Accounts and Pledging

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company Securities in a margin account nor pledge Company Securities as collateral for a loan.

7.	Short-Swing Trading/Control Stock

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file any notices of sale required by Rule 144.

8.	Duration of Policy’s Applicability

This Policy continues to apply to your transactions in Company Securities or the securities of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in Company Securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

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THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TREBLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR CHIEF EXECUTIVE OFFICER CHIEF FINANCIAL OFFICER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

ACKNOWLEDGMENT

The undersigned acknowledges that he/she has read this Insider Trading Policy and agrees to comply with the restrictions and procedures contained herein.

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Signature	Date

Name (Please Print)

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